Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Amendment No. 1 to Registration Statement on Form S-4, to which this consent is an exhibit, filed by Enterprise Financial Services Corp (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any joint prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated April 26, 2020, by and among the Registrant, Enterprise Bank & Trust, First Choice Bancorp and First Choice Bank), and to the filing of this consent as an exhibit to the Registration Statement.

Date: June 2, 2021

By:	/s/ Peter Hui

Name: Peter Hui